Exhibit 99

Verizon’s Separate Telephone Operations

Combined Special-Purpose Financial Statements

As of December 31, 2009 and 2008

and for the Years Ended December 31, 2009, 2008 and 2007

Verizon’s Separate Telephone Operations

Verizon’s Separate Telephone Operations

Report of Independent Registered Public Accounting Firm

The Board of Directors and Management

Verizon Communications Inc.

We have audited the accompanying combined special-purpose statements of selected assets, selected liabilities and parent funding of Verizon Communications Inc.’s (“Verizon”) Separate Telephone Operations, a combination of Arizona and Nevada carved-out of Verizon California Inc.; Illinois, Indiana, Michigan, Ohio and Wisconsin carved out of Verizon North Inc.; Illinois, North Carolina and South Carolina carved out of Verizon South Inc.; Verizon Northwest Inc., Contel of the South, Inc., Verizon West Virginia Inc. and carved-out components of Verizon Long Distance LLC, Verizon Enterprise Solutions LLC and Verizon Online LLC (collectively, the “Business”) as of December 31, 2009 and 2008, and the related combined statements of income, parent funding, and cash flows for each of the three years in the period ended December 31, 2009. Our audits also included the financial statement schedule listed on page 21. These financial statements and financial statement schedule are the responsibility of the Business’ management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Business’ internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Business’ internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

The accompanying combined special-purpose financial statements were prepared on the basis described in Note 1. The combined special-purpose financial statements include allocations of certain indirectly attributable amounts on bases determined by management of the Business.

In our opinion, the combined special-purpose financial statements referred to above present fairly, in all material respects, the selected assets, liabilities and parent funding of Verizon’s Separate Telephone Operations as of December 31, 2009 and 2008, and the combined results of their operations and their cash flows for each of the three years in the period ended December 31, 2009, in conformity with U.S. generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic special-purpose combined financial statements taken as a whole, presents fairly in all material respects the information set forth herein.

/s/ Ernst & Young LLP

NewYork, NewYork

March 10, 2010

Verizon’s Separate Telephone Operations

COMBINED STATEMENTS OF INCOME

		(dollars in millions)
Years Ended December 31,	2009	2008	2007
Operating Revenues (including $339, $332 and $350 from affiliates)	$4,065	$4,352	$4,527

Operating Expenses (including $906, $749 and $779 allocated from affiliates)
Cost of services and sales (exclusive of items shown below)	1,380	1,435	1,523
Selling, general and administrative expense	1,362	1,114	1,049
Depreciation and amortization expense	781	759	796

Total Operating Expenses	3,523	3,308	3,368

Operating Income	542	1,044	1,159

Other income (expense), net (including $0, $4 and $5 allocated from affiliates)	1	7	10

Interest expense (including $(50), $(114) and $(115) allocated from affiliates)	(92)	(186)	(203)

Income before provision for income taxes	451	865	966

Income tax provision	(159)	(313)	(363)

Net Income	$292	$552	$603

See Notes to Combined Special-Purpose Financial Statements.

Verizon’s Separate Telephone Operations

COMBINED STATEMENTS OF SELECTED ASSETS, SELECTED LIABILITIES AND PARENT FUNDING

	(dollars in millions)
At December 31,	2009	2008
Selected Assets
Current assets
Short-term investments	$—	$26
Accounts receivable:
Trade and other, net of allowances for uncollectibles of $46 and $49	391	455
Affiliates	83	82
Materials and supplies	49	51
Deferred income taxes	55	60
Prepaid expense and other	68	93

Total current assets	646	767

Plant, property and equipment	19,426	19,160
Less accumulated depreciation	14,160	13,667

	5,266	5,493

Prepaid pension asset	2,346	2,611
Other assets	98	55

Total selected assets	$8,356	$8,926

Selected Liabilities and Parent Funding
Current liabilities
Current portion of long-term debt	$375	$—
Accounts payable and accrued liabilities:
Affiliates	126	188
Other	261	327
Other current liabilities	220	276

Total current liabilities	982	791

Long-term debt	250	622
Employee benefit obligations	1,240	1,160
Deferred income taxes	1,310	1,270
Other long-term liabilities	129	131

Parent funding	4,445	4,952

Total selected liabilities and parent funding	$8,356	$8,926

See Notes to Combined Special-Purpose Financial Statements.

Verizon’s Separate Telephone Operations

COMBINED STATEMENTS OF PARENT FUNDING

(dollars in millions)
Balance at January 1, 2007	$4,443
Adoption of the accounting standard regarding accounting for uncertainty in income taxes	23
Net income	603
Net change due to parent funding, allocations and intercompany reimbursements	(521)

Balance at December 31, 2007	$4,548
Net income	552
Net change due to parent funding, allocations and intercompany reimbursements	(148)

Balance at December 31, 2008	$4,952
Net income	292
Net change due to parent funding, allocations and intercompany reimbursements	(799)

Balance at December 31, 2009	$4,445

See Notes to Combined Special-Purpose Financial Statements.

Verizon’s Separate Telephone Operations

COMBINED STATEMENTS OF CASH FLOWS

		(dollars in millions)
Years Ended December 31,	2009	2008	2007
Cash Flows From Operating Activities
Net Income	$292	$552	$603
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	781	759	796
Deferred income taxes, net	45	10	(67)
Employee retirement benefits	449	150	72
Provision for uncollectible accounts	62	65	58
Changes in current assets and liabilities:
Accounts receivable	1	(23)	(32)
Materials and supplies	2	(22)	2
Other current assets	25	7	26
Accounts payable and accrued liabilities	(128)	83	(148)
Other current liabilities	(56)	(17)	(6)
Other, net	(107)	(138)	(123)

Net cash provided by operating activities	1,366	1,426	1,181

Cash Flows From Investing Activities
Capital expenditures (including capitalized network software)	(558)	(730)	(703)
Purchases of short-term investments	(1)	(13)	(160)
Proceeds from sale of short-term investments	27	161	175
Proceeds from sales of assets	1	4	28
Other, net	(36)	—	—

Net cash used in investing activities	(567)	(578)	(660)

Cash Flows From Financing Activities
Principal repayments of borrowings and capital lease obligations	—	(700)	—
Net change in parent funding, allocations and intercompany reimbursement	(799)	(148)	(521)

Net cash used in financing activities	(799)	(848)	(521)

Net change in cash	—	—	—

Cash, beginning of year	—	—	—

Cash, end of year	$—	$—	$—

See Notes to Combined Special-Purpose Financial Statements.

Verizon’s Separate Telephone Operations

NOTES TO COMBINED SPECIAL-PURPOSE FINANCIAL STATEMENTS

1.	DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Description of Business

Verizon’s Separate Telephone Operations are comprised of the local exchange business and related landline activities of Verizon Communications Inc. (Verizon) in the states of Arizona, Idaho, Illinois, Indiana, Michigan, Nevada, North Carolina, Ohio, Oregon, South Carolina, Washington, West Virginia and Wisconsin, including Internet access and long distance services and broadband video provided to certain customers in those states, (collectively the Business). The Business is comprised of portions of Verizon California Inc. and Verizon South Inc., and the stock of Contel of the South, Inc., Verizon Northwest Inc., Verizon North Inc., and Verizon West Virginia Inc. (after the transfer of certain operations, assets and liabilities of Verizon North Inc. and Verizon Northwest Inc.) and is referred to as ILECs; also included in the Business are portions of Verizon Long Distance LLC and Verizon Enterprise Solutions LLC, referred to as VLD and Verizon Online LLC, referred to as VOL. The Business excludes all activities of Verizon Business Global LLC and Cellco Partnership (doing business as Verizon Wireless).

Verizon California Inc., Verizon Northwest Inc., Verizon North Inc., Verizon South Inc. and Contel of the South, Inc., are wholly owned subsidiaries of GTE Corporation (GTE), which is a subsidiary of Verizon. Verizon West Virginia Inc. is a wholly owned subsidiary of Verizon. Verizon Long Distance LLC, Verizon Enterprise Solutions LLC and Verizon Online LLC are indirect wholly-owned subsidiaries of Verizon. ILECs, VLD, and VOL are referred to collectively as “the Companies.”

We have one reportable segment, servicing a territory consisting of Local Access and Transport Areas (LATAs) in Arizona, Idaho, Illinois, Indiana, Michigan, Nevada, North Carolina, Ohio, Oregon, South Carolina, Washington, West Virginia and Wisconsin. These LATAs are generally centered on a city or based on some other identifiable common geography. Our business includes regulated and unregulated carrier business in all thirteen states, consisting principally of:

•	local wireline customers and related operations and assets used to deliver:

¡	local exchange service,

¡	intraLATA toll service,

¡	network access service,

¡	enhanced voice and data services, and

¡	products at retail stores;

•	consumer and small business switched long distance customers (excluding any customers of Verizon Business Global LLC);

•	dial-up, high speed Internet (or Digital Subscriber Line) and fiber-to-the-premises Internet service provider customers; and

•	broadband video in certain areas in Indiana, Oregon and Washington.

Many of the communications services we provide are subject to regulation by the state regulatory commissions of Arizona, Idaho, Illinois, Indiana, Michigan, Nevada, North Carolina, Ohio, Oregon, South Carolina, Washington, West Virginia and Wisconsin, with respect to intrastate rates and services and other matters. In Idaho, we have made the election under a statutory amendment into a deregulatory regime that phases out all price regulation. The Federal Communications Commission regulates rates that we charge long-distance carriers and end-user subscribers for interstate access services and interstate traffic. All of the broadband video services we provide, including the payment of franchise fees, are subject to regulation by state regulatory commissions or local governmental authorities.

Basis of Presentation

Financial statements had not been historically prepared for the Business, as it was not operated as a separate business and does not constitute a separate legal entity. The accompanying combined special-purpose financial statements have been prepared to present the statements of selected assets, selected liabilities and parent funding, and statements of income, parent funding and cash flows of the Business in contemplation of the proposed spin-off and business combination of the Business. On May 13, 2009, Verizon entered into a definitive agreement with Frontier Communications Corporation (“Frontier”) pursuant to which Verizon agreed to spin-off the Business in a newly formed legal entity and that entity will

Verizon’s Separate Telephone Operations

then merge with and into Frontier in accordance with the terms of the merger agreement. The accompanying combined special-purpose financial statements have been prepared in accordance with U.S. generally accepted accounting principles using specific information where available and allocations where data is not maintained on a state-specific basis within the Companies’ books and records. The allocations impacted substantially all of the income statement items other than operating revenues and balance sheet items with the exception of plant, property and equipment, accumulated depreciation and materials and supplies, which were maintained at the state level.

The combined special-purpose financial statements include the wireline-related businesses, Internet access and long distance services provided to customers in those thirteen states. All significant intercompany transactions have been eliminated.

The preparation of the financial information related to our business, which is included in the accompanying combined special-purpose financial statements, was based on the following:

ILECs: For the Combined Statements of Selected Assets, Selected Liabilities and Parent Funding, plant, property and equipment, accumulated depreciation, materials and supplies and certain other assets and liabilities were determined based upon state specific records; accounts receivable were allocated based upon applicable billing system data; short-term investments, accrued payroll related liabilities and certain employee benefit obligations were allocated based on employee headcount; and accounts payable were allocated based upon applicable operating expenses. The remaining assets and liabilities were primarily allocated based upon relevant percentages of our ILECs’ revenues, operating expenses and headcount to the total revenues, operating expenses and headcount of each of the Verizon ILEC businesses. For the Combined Statements of Income, operating revenues and certain operating expenses were based on state specific records.

VOL: For the Combined Statements of Selected Assets, Selected Liabilities and Parent Funding, receivables were calculated based on applicable operating revenues; accounts payable were calculated based on allocated operating expenses; the remaining assets and liabilities were determined based upon state-specific records. For the Combined Statements of Income, operating revenues were determined using applicable billing system data and depreciation expense was determined based upon state-specific records. The remaining operating expenses were allocated based on the percentage of our VOL’s revenues to total Verizon VOL’s revenues applied to operating expense for total Verizon VOL.

VLD: For the Combined Statements of Selected Assets, Selected Liabilities and Parent Funding, receivables were calculated based on applicable operating revenues and accounts payable were calculated based on allocated operating expenses. Other current liabilities, which consist of advanced billings, were allocated based upon the revenue percentage of our VLD’s revenues to the total operating revenues of Verizon VLD. For the Combined Statements of Income, operating revenues were determined using applicable billing system data; operating expenses were allocated based on the percentage of our VLD’s revenues to total Verizon VLD’s revenues applied to operating expenses for total Verizon VLD.

We believe the allocations used to determine selected amounts in the financial statements are appropriate methods to reasonably reflect the related assets, liabilities, revenues and expenses of our business.

We have evaluated subsequent events through March 10, 2010, the date the financial statements were available to be issued.

Use of Estimates

The accompanying combined special-purpose financial statements have been prepared using U.S. generally accepted accounting principles, which require management to make estimates and assumptions that affect reported amounts and disclosures. Actual results could differ from those estimates.

Examples of significant estimates include the allowance for doubtful accounts, the recoverability of plant, property and equipment and income taxes. In addition, estimates were made to determine the allocations in preparing the combined special-purpose financial statements as described above.

Verizon’s Separate Telephone Operations

Revenue Recognition

We recognize service revenues based upon usage of our local exchange network and facilities and contract fees. Fixed fees for local telephone, long distance, Internet access and certain other services are recognized in the month the service is provided. Revenue from other services that are derived from fixed fee or that exceed contracted amounts is recognized when such services are provided.

We recognize revenue for services, in which we bundle the equipment with maintenance and monitoring services, when the equipment is installed in accordance with contractual specifications and ready for the customer’s use. The maintenance and monitoring services are recognized monthly over the term of the contract as the services are provided. Long-term contracts are accounted for using the percentage of completion method. The completed contract method is used when the costs cannot be estimated with a reasonable degree of reliability.

Non-recurring customer activation fees, along with the related costs up to, but not exceeding the activation fees, are deferred and amortized over the customer relationship period.

We report taxes imposed by governmental authorities on revenue-producing transactions between us and our customers on a net basis.

Maintenance and Repairs

The cost of maintenance and repairs, including the cost of replacing minor items not constituting substantial betterments, is charged primarily to Cost of services and sales as these costs are incurred.

Trade and Other Accounts Receivable

Trade and other accounts receivable are stated at the amount we expect to collect. We maintain allowances for uncollectible accounts for estimated losses resulting from the inability of our customers to make required payments. In determining these estimates, we consider historical write-offs, the aging of the receivables and other factors, such as overall economic conditions.

Concentrations of Credit Risk

Financial instruments that subject us to concentrations of credit risk consist primarily of trade receivables. Concentrations of credit risk with respect to trade receivables, other than those from AT&T Inc. (AT&T) and Sprint Nextel Corporation (Sprint), are limited due to the large number of customers. We generated revenues from services provided to AT&T and Sprint (primarily network access and billing and collection) of $178 million and $73 million in 2009, $227 million and $76 million in 2008 and $246 million and $78 million in 2007, respectively.

While we may be exposed to credit losses due to the nonperformance of our counterparties, we consider this risk remote and do not expect the settlement of these transactions to have a material effect on our results of operations or financial position.

Materials and Supplies

Materials and supplies include new and reusable supplies and network equipment, which are stated principally at average original cost, except that specific costs are used in the case of large individual items.

Plant, Property and Equipment

We record our plant, property, and equipment at cost. Depreciation expense is principally based on the composite group remaining life method and straight-line composite rates. This method provides for the recognition of the cost of the remaining net investment in telephone plant, property and equipment less anticipated net salvage value, over the remaining asset lives. This method requires the periodic revision of depreciation rates.

Verizon’s Separate Telephone Operations

The asset lives used are presented in the following table:

Average Useful Lives (in years)
Buildings	45
Central office equipment	5 – 11
Outside communications plant
Copper cable	15
Fiber cable	25
Poles and conduit	30 – 50
Furniture, vehicles and other	5 – 15

When depreciable telephone plant used in our wireline network is replaced or retired, the carrying amount of such plant is deducted from the respective accounts and charged to accumulated depreciation.

Network software purchased or developed in connection with related plant assets is capitalized. Interest associated with the acquisition or construction of plant assets is also capitalized. Capitalized interest is reported as a cost of plant and a reduction in interest expense.

Annually, we review the estimated useful lives of plant, property, and equipment along with the associated depreciation rates.

Effective January 1, 2009, the average lives of fiber cable were increased from a range of 20 to 25 years to 25 years. As a result, 2009 depreciation expense decreased by $6 million. Effective January 1, 2009, the average life of copper cable was standardized from a range of 14 to 18 years to 15 years. As a result, 2009 depreciation expense increased by $37 million. Effective January 1, 2009, the average life of switch-related network software was changed from 3 years to 5 years. As a result, 2009 depreciation expense decreased by $2 million.

Effective January 1, 2008, the average useful lives of fiber cable were increased from 20 years to a range of 20 to 25 years. As a result, 2008 depreciation expense decreased by $9 million. Effective January 1, 2007, the useful life for buildings was increased to 45 years from a previous range of 25 to 42 years. As a result, 2007 depreciation expense decreased by $29 million. In addition, the useful life of circuit equipment was increased from 8 to 9 years, effective January 1, 2007. This resulted in a decrease in 2007 depreciation expense of $32 million. .

We believe that current estimated useful asset lives are reasonable, although they are subject to regular review and analysis. In the evaluation of asset lives, multiple factors are considered, including, but not limited to, the ongoing plans to roll out the broadband network, technology upgrades and enhancements, planned retirements, and the adequacy of reserves.

Impairment of Long-Lived Assets

Plant, property, and equipment and intangible assets with finite lives are amortized over their useful lives and reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable. If any indications are present, we test for recoverability by comparing the carrying amount of the asset to the net undiscounted cash flows expected to be generated from the asset. If those net undiscounted cash flows do not exceed the carrying amount (i.e., the asset is not recoverable), we perform the next step, which is to determine the fair value of the asset and record an impairment, if any. We reevaluate the useful life determinations for these intangible assets each reporting period to determine whether events and circumstances warrant a revision in their remaining useful lives.

Computer Software Costs

We capitalize the cost of network software which has a useful life in excess of one year in accordance with the accounting standard for the costs of computer software developed or obtained for internal use. Subsequent additions, modifications or upgrades to network software are capitalized only to the extent that they allow the software to perform a task it previously did not perform. Also, we capitalize interest associated with the development of network software. Software maintenance and training costs are expensed in the period in which they are incurred.

Verizon’s Separate Telephone Operations

Advertising Costs

Advertising costs for advertising products and services are charged to selling, general and administrative expense in the period in which they are incurred.

Stock-Based Compensation

We participate in the Verizon Communications Long Term Incentive Plan (the Plan). The Plan permits the granting of stock options, stock appreciation rights, restricted stock, restricted stock units (RSU), performance shares, performance stock units (PSU) and other awards.

Restricted Stock Units

The Plan provides for grants of RSUs that vest at the end of the third year of the grant. The RSUs are classified as liability awards because the RSUs are paid in cash upon vesting. The RSU award liability is measured at its fair value at the end of each reporting period and, therefore, will fluctuate based on the price of Verizon’s stock. Dividend equivalent units are also paid to participants at the time the RSU award is paid, and in the same proportion as the RSU award.

Performance Stock Units

The Plan also provides for grants of PSUs that generally vest at the end of the third year after the grant. As defined by the Plan, the Human Resources Committee of the Verizon Board of Directors determines the number of PSUs a participant earns based on the extent to which the corresponding goals have been achieved over the three-year performance cycle. All payments are subject to approval by Verizon’s Human Resources Committee. The PSUs are classified as liability awards because the PSU awards are paid in cash upon vesting. The PSU award liability is measured at its fair value at the end of each reporting period and, therefore, will fluctuate based on the price of Verizon’s stock as well as performance relative to the targets. Dividend equivalent units are also paid to participants at the time that the PSU award is determined and paid, and in the same proportion as the PSU award.

Stock Options

The Plan provides for grants of stock options to employees at an option price per share of 100% of the fair market value of Verizon common stock on the date of grant. Each grant has a 10-year life, vesting equally over a three-year period, starting at the date of the grant. We have not granted new stock options since 2004.

The structure of Verizon’s stock incentive plans does not provide for the separate determination of certain disclosures for our business. The costs associated with such plans are allocated to us as part of the general allocations and are not relevant on a participant basis. The disclosures omitted are the rollforward of stock option activity, the assumptions used in the Black-Scholes valuation and information about the range of exercise prices for outstanding and exercisable options.

After-tax compensation expense for stock options and other stock-based compensation included in net income for the years ended December 31, 2009, 2008 and 2007 was not material.

Employee Benefit Plans

We participate in certain Verizon benefit plans. Under these plans, pension and postretirement health care and life insurance benefits earned during the year as well as interest on projected benefit obligations are accrued currently. Prior service costs and credits resulting from changes in plan benefits are amortized over the average remaining service period of the employees expected to receive benefits. Unrecognized actuarial gains and losses and prior service costs and credits that arise during the period are immediately recognized as a component of other accumulated comprehensive income, net of applicable income taxes.

We maintain ongoing severance plans for both management and associate employees who are terminated. The costs for these plans are accounted for under the accounting standard on employers’ accounting for postemployment benefits. Severance benefits are accrued based on the terms of the severance plan over the estimated service periods of the

Verizon’s Separate Telephone Operations

employees. The accruals are also based on the historical run-rate of actual severances and expectations for future severances. Severance costs are included in selling, general and administrative expense in the statement of income (See Note 5).

Fair Value Measurements

Fair value of financial and non-financial assets and liabilities is defined as an exit price, representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. The three-tier hierarchy for inputs used in measuring fair value, which prioritizes the inputs used in the valuation methodologies in measuring fair value, is as follows:

Level 1 - Quoted prices in active markets for identical assets or liabilities

Level 2 - Observable inputs other than quoted prices in active markets for identical assets and liabilities

Level 3 - No observable pricing inputs in the market

Financial assets and financial liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measurements. Our assessment of the significance of a particular input to the fair value measurements requires judgment, and may affect the valuation of the assets and liabilities being measured and their placement within the fair value hierarchy.

The value of the financial assets and financial liabilities held by the Business and impacted by the adoption of this accounting standard is not material.

Income Taxes

Verizon and its domestic subsidiaries, including us, file consolidated federal income tax returns. We participate in a tax sharing agreement with Verizon and remit tax payments to Verizon based on the respective tax liability determined as if on a separate company basis. Current and deferred tax expense is determined by applying the accounting standard for income taxes to each subsidiary as if it were a separate taxpayer.

Our effective tax rate is based on pre-tax income, statutory tax rates, tax laws and regulations and tax planning strategies available to us in the various jurisdictions in which we operate.

Deferred income taxes are provided for temporary differences in the bases between financial statement and income tax assets and liabilities. Deferred income taxes are recalculated annually at rates then in effect. We record valuation allowances if applicable to reduce our deferred tax assets to the amount that is more likely than not to be realized.

We use the deferral method of accounting for investment tax credits earned prior to the repeal of investment tax credits by the Tax Reform Act of 1986. We also defer certain transitional credits earned after the repeal. These credits are amortized over the estimated service lives of the related assets as a reduction to the Income Tax Provision.

We use a two-step approach for recognizing and measuring tax benefits taken or expected to be taken in a tax return. The first step is recognition: we determine whether it is more likely than not that a tax position will be sustained upon examination, including resolution of any related appeals or litigation processes, based on the technical merits of the position. In evaluating whether a tax position has met the more-likely-than-not recognition threshold, we presume that the position will be examined by the appropriate taxing authority that has full knowledge of all relevant information. The second step is measurement: a tax position that meets the more-likely-than-not recognition threshold is measured to determine the amount of benefit to recognize in the financial statements. The tax position is measured at the largest amount of benefit that is greater than 50 percent likely of being realized upon ultimate settlement. Differences between tax positions taken in a tax return and amounts recognized in the financial statements will generally result in one or more of the following: an increase in a liability for income taxes payable, a reduction of an income tax refund receivable, a reduction in a deferred tax asset, or an increase in a deferred tax liability.

Significant management judgment is required in evaluating our tax positions and in determining our effective tax rate.

Verizon’s Separate Telephone Operations

Other

During 2009, we recorded $26 million in expense and $34 million in capital expenditures, for costs incurred related to network, non-network software and other activities to enable the Business to operate on a stand-alone basis subsequent to the proposed spin-off and business combination. The expense is primarily included in Cost of services and sales in the combined statements of income. The capital expenditures are included in Other assets in the combined statements of selected assets, selected liabilities and parent funding and Other, net cash flows used in investing activities in the combined statements of cash flows.

2.	PLANT, PROPERTY AND EQUIPMENT

We maintain continuing property records, which identify specific plant, property and equipment balances, depreciation reserves and annual capital expenditure amounts for our business. The plant, property and equipment balance in the accompanying statements of selected assets, selected liabilities, and parent funding is based on these specific amounts and does not include any allocations of common assets utilized in providing centralized services and otherwise not specifically associated with our business.

The following table displays the details of our plant, property and equipment, which is stated at cost:

	(dollars in millions)
At December 31,	2009	2008
Land	$49	$50
Buildings	1,141	1,130
Central office equipment	7,287	7,262
Outside communications plant	10,248	9,992
Furniture, vehicles and other work equipment	460	370
Construction-in-progress	56	49
Other	185	307

	19,426	19,160
Less accumulated depreciation	14,160	13,667

Total	$5,266	$5,493

3.	LEASES

We lease certain facilities and equipment for use in our operations principally under operating leases. Total rent expense under operating leases amounted to $140 million, $189 million and $217 million in 2009, 2008 and 2007, respectively. Of these amounts, $106 million, $135 million and $162 million in 2009, 2008 and 2007, respectively, were lease payments to affiliated companies.

The table below displays the aggregate minimum rental commitments under noncancelable operating leases for the periods shown at December 31, 2009, excluding those with affiliated companies:

(dollars in millions)
Years	Third-Party Operating Leases
2010	$10
2011	7
2012	5
2013	4
2014	3
Thereafter	1

Total minimum rental commitments	$30

Verizon’s Separate Telephone Operations

4.	DEBT

Debt Maturing Within One Year

Debt maturing within one year is as follows:

	(dollars in millions)
At December 31,	2009	2008
Current portion of long-term debt	$375	$—

Long-Term Debt

Long-term debt consists of debentures that were issued by certain of the Companies. Interest rates and maturities of the amounts outstanding are as follows at December 31:

			(dollars in millions)
Description	Interest Rate %	Maturity	2009	2008
Twelve year debenture	6.375	2010	$200	$200
Twelve year debenture	6.300	2010	175	175
Thirty year debenture	6.730	2028	200	200
Forty year debenture	8.400	2029	50	50

			625	625
Unamortized premium and discount, net			—	(3)

Total long-term obligations			625	622
Less maturing within one year			375	—

Total long-term debt			$250	$622

In February 2010, Verizon North’s 6.375% debenture of $200 million due February 15, 2010, which was outstanding at December 31, 2009, matured and was repaid. During 2008, Verizon North’s 5.65% debenture of $250 million, Verizon Northwest’s 5.55% debentures of $200 million and Verizon North’s 6.9% debenture of $250 million matured and were repaid.

The terms of the debentures shown above are subject to the restrictions and provisions of the indentures governing that debt. None of the debentures shown above were held in sinking or other special funds or pledged by us. Debt discounts and premiums on our outstanding long-term debt are amortized over the lives of the respective issues.

The fair value of debt is determined based on market quotes for similar terms and maturities or future cash flows discounted at current rates. The fair value of debt was $637 million and $604 million at December 31, 2009 and 2008, respectively, as compared to the carrying value of $625 million and $622 million, respectively at December 31, 2009 and 2008.

We are in compliance with all of our debt covenants.

5.	EMPLOYEE BENEFITS

We participate in Verizon’s benefit plans. Verizon maintains noncontributory defined pension plans for many of its employees. The postretirement health care and life insurance plans for our retirees and their dependents are both contributory and noncontributory and include a limit on our share of cost for recent and future retirees. Verizon also sponsors defined contribution savings plans to provide opportunities for eligible employees to save for retirement on a tax-deferred basis. A measurement date of December 31 is used for the pension and postretirement health care and life insurance plans.

The structure of Verizon’s benefit plans does not provide for the separate attribution of the related pension and postretirement assets and obligations at the Business level. Because there is not a separate plan for our business, the annual income and expense related to such assets and obligations have been allocated to us and are reflected as prepaid

Verizon’s Separate Telephone Operations

pension assets and employee benefit obligations in the combined statements of selected assets, selected liabilities and parent funding.

The structure of Verizon’s benefit plans does not provide for the separate determination of certain disclosures for the Companies, or our Business.

Pension Plans and Other Postretirement Benefits

Pension and other postretirement benefits for the majority of our employees are subject to collective bargaining agreements. Approximately 82% of the employees of the ILECs’ operations are covered by collective bargaining agreements which expire at different times. Modifications in benefits have been bargained for from time to time, and Verizon may also periodically amend the benefits in the management plans.

Benefit Cost

The following table summarizes the benefit costs related to our pension and postretirement health care and life insurance plans associated with the ILECs operations. Because our operating expenses associated with VLD and VOL were determined predominantly through allocations, the benefit costs for these businesses were not separable for disclosure purposes.

				(dollars in millions)
	Pension			Health Care and Life
At December 31,	2009	2008	2007	2009	2008	2007
Net periodic benefit (income) cost	$(101)	$(143)	$(116)	$168	$193	$188
Settlement loss	343	98	—	—	—	—
Curtailment loss	24	—	—	14	—	—
Termination benefits	1	2	—	—	—	—

Total cost	$267	$(43)	$(116)	$182	$193	$188

We recorded pension settlement losses of $343 million and $98 million in 2009 and 2008, respectively, related to employees that received lump-sum distributions, primarily resulting from our previous separation plans, as prescribed payment thresholds were reached. We also recorded pension and postretirement curtailment losses of $38 million in 2009, as workforce reductions caused the elimination of a significant amount of future service requiring us to recognize a portion of the prior service costs and actuarial losses. The settlement and curtailment of pension and postretirement obligations are recorded in accordance with the accounting standard regarding employers’ accounting for settlements and curtailments of defined benefit pension plans and for termination benefits.

The employee benefit assets and obligations associated with our ILECs’ operations and recognized in our combined statements of selected assets, selected liabilities and parent funding consist of:

			(dollars in millions)
	Pension		Health Care and Life
At December 31,	2009	2008	2009	2008
Prepaid pension asset	$2,346	$2,611	$—	$—
Employee benefit obligations	3	6	1,168	1,102

The changes in the employee benefit asset and obligations from year to year were caused by a number of factors, including changes in actuarial assumptions (see Assumptions), settlements and curtailments.

Assumptions

The weighted-average assumptions used in determining benefit obligations are as follows:

	Pension		Health Care and Life
At December 31,	2009	2008	2009	2008
Discount rate	6.25%	6.75%	6.25%	6.75%
Rate of future increases in compensation	4.00	4.00	N/A	N/A

Verizon’s Separate Telephone Operations

The weighted-average assumptions used in determining net periodic cost are as follows:

	Pension			Health Care and Life
Years Ended December 31,	2009	2008	2007	2009	2008	2007
Discount rate	6.75%	6.50%	6.00%	6.75%	6.50%	6.00%
Expected return on plan assets	8.50	8.50	8.50	8.25	8.25	8.25
Rate of compensation increase	4.00	4.00	4.00	N/A	4.00	4.00

In order to project the long-term target investment return for the total portfolio, estimates are prepared for the total return of each major asset class over the subsequent 10-year period, or longer. Those estimates are based on a combination of factors including the current market interest rates and valuation levels, consensus earnings expectations, historical long-term risk premiums and value-added. To determine the aggregate return for the Verizon pension trust, the projected return of each individual asset class is then weighted according to the allocation to that investment area in the trust’s long-term asset allocation policy.

The assumed health care cost trend rates are as follows:

	Heath Care and Life
At December 31,	2009	2008	2007
Health care cost trend rate assumed for next year	8.00%	9.00%	10.00%
Rate to which cost trend rate gradually declines	5.00	5.00	5.00
Year the rate reaches level it is assumed to remain thereafter	2014	2014	2013

Savings Plans and Employee Stock Ownership Plans

Substantially all of our employees are eligible to participate in savings plans maintained by Verizon. Verizon maintains four leveraged employee stock ownership plans (ESOP) for its management employees. Under these plans, a certain percentage of eligible employee contributions are matched with shares of Verizon’s common stock. We recognize savings plan costs based on these matching obligations. We recorded total savings plan costs of $19 million in 2009, $20 million in 2008 and $24 million in 2007.

Severance Benefits

The following table provides an analysis of our severance liability recorded in accordance with the accounting standard regarding employers’ accounting for postemployment benefits:

				(dollars in millions)
Year	Beginning of Year	Charged to Expense (a)	Payments	End of Year

2007	$27	$56	$(19)	$64
2008	64	11	(24)	51
2009	51	21	(27)	45

(a)	Includes accruals for ongoing employee severance costs and $16 million, $9 million and $53 million of special charges in 2009, 2008 and 2007, respectively.

The severance liability at December 31, 2009 includes future contractual payments due to employees separated as of the end of the year.

Verizon’s Separate Telephone Operations

6.	PARENT FUNDING AND INTEREST EXPENSE

For purposes of these combined special-purpose financial statements, some funding requirements have been summarized as “Parent Funding” without regard to whether the funding represents debt or equity. No separate equity accounts are maintained for our business and debt instruments that cannot be directly attributable to our business are allocated to us and included in the parent funding. As such, a portion of interest expense net of interest income for the years ended December 31, 2009, 2008 and 2007 was allocated to us based on the percentage of our parent funding relative to the total debt and equity for the Companies.

7.	INCOME TAXES

The components of income tax provision are presented in the following table:

		(dollars in millions)
Years Ended December 31,	2009	2008	2007
Current:
Federal	$83	$245	$371
State and local	31	58	59

	114	303	430

Deferred:
Federal	47	19	(56)
State and local	(2)	(9)	(11)

	45	10	(67)

Total income tax provision	$159	$313	$363

The following table shows the primary reasons for the difference between the effective income tax rate and the statutory federal income tax rate:

Years Ended December 31,	2009	2008	2007
Statutory federal income tax rate	35.0%	35.0%	35.0%
State income taxes, net of federal tax benefits	4.3	3.6	3.2
Unrecognized tax benefits	(1.8)	(1.3)	0.3
Medicare subsidy	(2.2)	(1.2)	(1.0)
Other, net	—	0.1	0.1

Effective income tax rate	35.3%	36.2%	37.6%

Deferred taxes arise because of differences in the book and tax bases of certain assets and liabilities. Significant components of our deferred tax assets and liabilities are shown in the following table:

	(dollars in millions)
At December 31,	2009	2008
Deferred tax assets:
Employee benefits	$536	$511
Allowance for uncollectible accounts	18	19
Other assets	38	46

Total deferred tax assets	592	576

Deferred tax liabilities:
Employee benefits	907	1,018
Depreciation	938	757
Other liabilities	2	11

Total deferred tax liabilities	1,847	1,786

Net deferred tax liabilities	$1,255	$1,210

No valuation allowance has been recorded against deferred tax assets as of December 31, 2009 and December 31, 2008.

Verizon’s Separate Telephone Operations

Unrecognized Tax Benefits

A reconciliation of the beginning and ending balance of unrecognized tax benefits is as follows:

		(dollars in millions)
	2009	2008	2007
Balance at January 1,	$47	$71	$73
Additions based on tax positions related to the current year	7	8	6
Additions for tax positions of prior years	31	(2)	—
Reductions for tax positions of prior years	(27)	(5)	(8)
Settlements	—	(25)	—

Balance at December 31,	$58	$47	$71

During the year ended December 31, 2008, Verizon settled the federal income tax audit for tax years 2000 through 2003 with the Internal Revenue Service. This settlement resulted in payments of approximately $25 million with respect to the Business.

Included in the total unrecognized tax benefits at December 31, 2009, 2008 and 2007 was $5 million for each respective period that, if recognized, would favorably affect the effective tax rate.

We recognize any interest and penalties accrued related to unrecognized tax benefits in income tax expense. During 2009 and 2008, we recognized a net after tax benefit in the income statement related to interest and penalties of approximately $8 million and $10 million, respectively. During 2007, we recognized a net after tax expense in the income statement related to interest and penalties of approximately $5 million. We had approximately $5 million (after-tax) and $13 million (after tax) for the payment of interest and penalties accrued in the combined statements of selected assets, selected liabilities and parent funding at December 31, 2009 and December 31, 2008, respectively.

Verizon and/or its domestic subsidiaries file income tax returns in the U.S. federal jurisdiction, and various state and local jurisdictions. The Internal Revenue Service (IRS) is currently examining Verizon’s U.S. income tax returns for years 2004 through 2006. As a large taxpayer, Verizon is under continual audit by the IRS and multiple state jurisdictions on numerous open tax positions. It is reasonably possible that the amount of the remaining liability for unrecognized tax benefits could change by a significant amount during the next twelve-month period. An estimate of the range of the possible change cannot be made until issues are further developed or examinations close.

8.	TRANSACTIONS WITH AFFILIATES

Our operating revenue includes transactions with Verizon for the provision of local telephone services, network access, billing and collection services, interconnection agreements and the rental of facilities and equipment. These services were reimbursed by Verizon based on tariffed rates, market prices, negotiated contract terms that approximated market rates, or actual costs incurred by us.

We reimbursed Verizon for specific goods and services it provided to, or arranged for, us based on tariffed rates, market prices or negotiated terms that approximated market rates. These goods and services included items such as communications and data processing services, office space, professional fees and insurance coverage.

We also reimbursed Verizon our share of costs incurred by Verizon to provide services on a common basis to all of its subsidiaries. These costs included allocations for marketing, sales, accounting, finance, materials management, procurement, labor relations, legal, security, treasury, human resources, tax and audit services. The allocations were based on actual costs incurred by Verizon and periodic studies that identified employees or groups of employees who were totally or partially dedicated to performing activities that benefited our Business. These allocations were based on actual costs incurred by Verizon, as well as on the size of our business relative to other Verizon subsidiaries. We believe that these cost allocations are reasonable for the services provided. We also believe that these cost allocations are consistent with the nature and approximate amount of the costs that we would have incurred on a stand-alone basis.

Verizon’s Separate Telephone Operations

We also recognized an allocated portion of interest expense in connection with our contractual agreements with Verizon for the provision of short-term financing and cash management services. Verizon issues commercial paper and obtains bank loans to fund the working capital requirements of Verizon’s subsidiaries, including us, and invests funds in temporary investments on their behalf.

The affiliate operating revenue and expense amounts included only our ILECs operations. Because our operating expenses associated with VLD and VOL were determined predominantly through allocations, separate identification of the affiliate transactions was not available.

9.	ADDITIONAL FINANCIAL INFORMATION

The tables below provide additional financial information related to the Business’ financial statements:

		(dollars in millions)
Years Ended December 31,	2009	2008	2007
Statements of Cash Flows:
Cash paid during the year for:
Income taxes, net of amounts refunded	$188	$333	$472
Interest, net of amounts capitalized (excluding affiliates)	42	79	88

Statements of Income:
Depreciation expense	780	758	794
Interest costs incurred	95	189	205
Capitalized interest	(3)	(3)	(2)
Advertising expense allocated from affiliates	41	39	28

	(dollars in millions)
At December 31,	2009	2008
Statements of Selected Assets, Selected Liabilities and Parent Funding:
Prepaid Expense and Other:
Deferred activation costs	$58	$81
Other	10	12

	$68	$93

Accounts Payable and Accrued Liabilities - Other
Accrued payroll related	$77	$110
Accounts payable	76	97
Accrued general taxes	54	49
Accrued income taxes	28	58
Other	26	13

	$261	$327

Other Current Liabilities
Advanced billings and customer deposits	$133	$145
Deferred activation revenues	58	81
Other	29	50

	$220	$276

10.	COMMITMENTS AND CONTINGENCIES

Various legal actions and regulatory proceedings are pending to which the Companies are a party and claims may exist which, if asserted, may lead to other legal actions. We have established reserves for specific liabilities in connection with legal and regulatory matters that we currently deem to be probable and estimable. We do not believe the ultimate resolution of pending regulatory and legal matters in future periods will have a material effect on the financial condition of our Business, but it could have a material effect on our results of operations.

Verizon’s Separate Telephone Operations

From time to time, state regulatory decisions require us to assure customers that we will provide a level of service performance that falls within prescribed parameters. There are penalties associated with failing to meet those service parameters, and we, from time to time, have paid such penalties. We do not expect these penalties to have a material effect on the financial condition of our Business, but they could have a material effect on our results of operations.

Verizon’s Separate Telephone Operations

Schedule II – Valuation and Qualifying Accounts

					(dollars in millions)
		Additions
Description	Balance at Beginning of Period	Charged to Expense	Charged to Other Accounts Note (a)	Deductions (b)	Balance at End of Period
Allowances for Uncollectibles
Accounts Receivable:
2009	$49	$62	$2	$(67)	$46
2008	54	65	(2)	(68)	49
2007	66	58	(3)	(67)	54

(a)	Charged to other accounts includes accruals charged to accounts payable for anticipated uncollectible charges on purchase of accounts receivable from others which were billed by us.

(b)	Deductions include amounts written off as uncollectible, net of recoveries.

SUMMARY HISTORICAL COMBINED FINANCIAL DATA OF VERIZON’S

SEPARATE TELEPHONE OPERATIONS

Verizon’s Separate Telephone Operations are comprised of the local exchange business and related landline activities of Verizon in Arizona, Idaho, Illinois, Indiana, Michigan, Nevada, North Carolina, Ohio, Oregon, South Carolina, Washington, West Virginia and Wisconsin, including Internet access and long distance services and broadband video provided to designated customers in those states. Verizon’s Separate Telephone Operations comprise portions of Verizon California Inc. and Verizon South Inc., and the stock of Contel of the South, Inc., Verizon Northwest Inc., Verizon North Inc. and Verizon West Virginia Inc. (after the transfer of specific operations, assets and liabilities of Verizon North Inc. and Verizon Northwest Inc.); also included in Verizon’s Separate Telephone Operations are customer relationships for related long distance services offered by portions of Verizon Long Distance LLC and Verizon Enterprise Solutions LLC and Verizon Online LLC in the Spinco territory. Verizon’s Separate Telephone Operations exclude all activities of Verizon Business Global LLC and Cellco Partnership (doing business as Verizon Wireless). The following summary historical combined special-purpose financial data of Verizon’s Separate Telephone Operations for each of the years ended December 31, 2009, 2008 and 2007 and as of December 31, 2009 and 2008 have been derived from the audited combined special-purpose financial statements of Verizon’s Separate Telephone Operations included elsewhere in this Current Report. The summary historical combined special-purpose financial data for the fiscal year ended December 31, 2006 and as of December 31, 2007 and 2006 have been derived from the audited combined special-purpose financial statements of Verizon’s Separate Telephone Operations that have not been included in this Current Report. The summary historical combined special-purpose financial data for the fiscal year ended December 31, 2005, and as of December 31, 2005, have been derived from the unaudited combined special-purpose financial statements of Verizon’s Separate Telephone Operations that have not been included in this Current Report.

The summary historical combined financial data of Verizon’s Separate Telephone Operations should be read in conjunction with the audited combined special-purpose financial statements of Verizon’s Separate Telephone Operations for the years ended December 31, 2009, 2008 and 2007 and the notes thereto.

	Year Ended December 31,
(In millions)	2009	2008	2007	2006	2005
					(Unaudited)
Statements of Income:
Operating revenues	$4,065	$4,352	$4,527	$4,674	$4,831
Operating income(1)	542	1,044	1,159	1,162	1,046
Net income	292	552	603	638	538

Other Financial Data:
Capital expenditures (2)	$558	$730	$703	$702	$733

	As of December 31,
(In millions)	2009	2008	2007	2006	2005
					(Unaudited)
Statements of Selected Assets, Selected Liabilities and Parent Funding:
Total selected assets	$8,356	$8,926	$9,059	$9,119	$9,375
Long-term debt, including current portion	625	622	1,319	1,315	1,732
Employee benefit obligations	1,240	1,160	1,068	991	930
Parent funding	4,445	4,952	4,548	4,443	4,270

(1)	Operating expenses in the years ended December 31, 2009, 2008, 2007 and 2006 included charges related to pension settlement losses, pension and other postretirement curtailment losses and severance plans of $397 million, $107 million, $53 million and $42 million, respectively. Operating expenses in the year ended December 31, 2009 also included charges of $26 million related to activities to enable Verizon’s Separate Telephone Operations to operate on a stand-alone basis in connection with the proposed spin-off and business combination with Frontier.

(2)	Capital expenditures in the year ended December 31, 2009 excluded $34 million related to network, non-network software and other activities to enable Verizon’s Separate Telephone Operations to operate on a stand-alone basis in connection with the proposed spinoff and business combination with Frontier.

1

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Verizon’s Separate Telephone Operations

Overview

Verizon’s wireline business provides customers with communications services that include voice, Internet access, broadband video and data, next generation IP network services, network access, long distance and other services. Verizon’s Separate Telephone Operations represent a portion of Verizon’s wireline business but have not been operated as a distinct business separate from Verizon’s wireline business and do not constitute a separate legal entity. Consequently, financial statements had not historically been prepared for Verizon’s Separate Telephone Operations. Verizon’s Separate Telephone Operations had approximately 8,900 employees as of December 31, 2009.

Verizon’s Separate Telephone Operations are comprised of the local exchange business and related landline activities of Verizon in the states of Arizona, Idaho, Illinois, Indiana, Michigan, Nevada, North Carolina, Ohio, Oregon, South Carolina, Washington, West Virginia and Wisconsin, including long distance services, Internet access and broadband video provided to designated customers in those states.

Verizon’s Separate Telephone Operations are comprised of portions of Verizon California Inc. and Verizon South Inc., and the stock of Contel of the South, Inc., Verizon Northwest Inc., Verizon North Inc., and Verizon West Virginia Inc. (after the transfer of certain operations, assets and liabilities of Verizon North Inc. and Verizon Northwest Inc.); also included in Verizon’s Separate Telephone Operations are portions of Verizon Long Distance LLC and Verizon Enterprise Solutions LLC and Verizon Online LLC. Verizon’s Separate Telephone Operations exclude all activities of Verizon Business Global LLC and Cellco Partnership (doing business as Verizon Wireless).

Verizon California Inc., Verizon Northwest Inc., Verizon North Inc., Verizon South Inc. and Contel of the South, Inc., are wholly owned subsidiaries of GTE Corporation, which is a subsidiary of Verizon. Verizon West Virginia Inc. is a wholly owned subsidiary of Verizon. Verizon Long Distance LLC, Verizon Enterprise Solutions LLC and Verizon Online LLC are indirect wholly owned subsidiaries of Verizon.

Verizon’s Separate Telephone Operations have one reportable segment, servicing territories consisting of local access and transport areas (LATAs) in Arizona, Idaho, Illinois, Indiana, Michigan, Nevada, North Carolina, Ohio, Oregon, South Carolina, Washington, West Virginia and Wisconsin. These LATAs are generally centered on a city or based on some other identifiable common geography. Verizon’s Separate Telephone Operations include regulated and unregulated carrier business in thirteen states, consisting principally of:

•	local wireline customers and related operations and assets used to deliver:

¡	local exchange service,

¡	intraLATA toll service,

¡	network access service,

¡	enhanced voice and data services, and

¡	products at retail stores;

•	consumer and small business switched long distance customers (excluding any customers of Verizon Business Global LLC);

•	dial-up, high-speed Internet (or digital subscriber line) and fiber-to-the-premises Internet service provider customers; and

•	broadband video in areas of Indiana, Oregon and Washington.

Many of the communications services Verizon’s Separate Telephone Operations provide are subject to regulation by the state regulatory commissions of Arizona, Idaho, Illinois, Indiana, Michigan, Nevada, North Carolina, Ohio, Oregon, South Carolina, Washington, West Virginia and Wisconsin, with respect to intrastate rates and services and other matters. In Idaho, Verizon’s Separate Telephone Operations has made the election under a statutory amendment into a deregulatory regime that phases out all price regulation. The FCC regulates rates that Verizon’s Separate Telephone Operations charge long distance carriers and end-user subscribers for interstate access services and interstate traffic. All of the broadband video services Verizon’s Separate Telephone Operations provides, including the payment of franchise fees, are subject to regulation by state regulatory commissions or local governmental authorities.

The sections that follow provide information about the important aspects of Verizon’s Separate Telephone Operations and discuss their results of operations, financial position and sources and uses of cash and investments. Also highlighted are key trends and uncertainties related to Verizon’s Separate Telephone Operations to the extent practicable. In its operation of Verizon’s Separate Telephone Operations, Verizon management also monitors several key economic indicators as well as the state of the United States economy in general in evaluating operating results and assessing the potential impacts of these trends on Verizon’s businesses. While most key economic indicators, including gross domestic product, affect Verizon’s operations to some degree, Verizon management historically has noted higher correlations to non-farm employment, personal consumption expenditures and capital spending, as well as more general economic indicators such as inflationary or recessionary trends and housing starts.

Verizon’s Separate Telephone Operations’ results of operations, financial position and sources and uses of cash in the periods presented have reflected, and prior to the merger are expected to continue to reflect, a focus on the following strategic imperatives:

Revenue Growth. To generate revenue growth, Verizon management, including in managing Verizon’s Separate Telephone Operations, is devoting resources to higher growth markets such as broadband markets as well as continuing to develop and market innovative product bundles to include local, long distance and broadband data and video services for consumer and general business retail customers. Verizon management believes these efforts will help counter the effects of competition and technology substitution that have resulted in access line losses.

Profitability Improvement. Verizon management, including in managing Verizon’s Separate Telephone Operations, continues to be sharply focused on cost controls with the objective of driving efficiencies to offset access line losses.

Operational Efficiency. While focusing resources on revenue growth and market share gains, Verizon management, including in managing Verizon’s Separate Telephone Operations, is continually challenging its team to lower expenses, particularly through technology-assisted productivity improvements, including self-service initiatives. The effect of these and other efforts, such as real estate consolidation and call center routing improvements has led to changes in Verizon’s cost structure, including in managing Verizon’s Separate Telephone Operations, with a goal of maintaining and improving operating income margins.

Customer Service. Verizon management’s goal is to be the leading company in customer service in every area Verizon serves. Verizon management, including in managing Verizon’s Separate Telephone Operations, views superior product offerings and customer service experiences as a competitive differentiator and a catalyst to growing revenues and gaining market share. It is committed to providing high-quality customer service and continually monitoring customer satisfaction.

2

Performance-Based Culture. Verizon management, including in managing Verizon’s Separate Telephone Operations, embraces a culture of accountability, based on individual and team objectives that are performance-based and tied to Verizon’s strategic imperatives. Key objectives of Verizon’s compensation programs are pay-for-performance and the alignment of executives’ and shareowners’ long-term interests. Verizon, including Verizon’s Separate Telephone Operations, also employs a highly diverse workforce, since respect for diversity is an integral part of Verizon’s culture and a critical element of its competitive success.

Verizon’s Separate Telephone Operations create value by investing the cash flows generated by their business in opportunities and transactions that support their strategic imperatives, thereby increasing customer satisfaction and usage of Verizon’s Separate Telephone Operations’ products and services.

Verizon’s Separate Telephone Operations’ net cash provided by operating activities for the year ended December 31, 2009 of $1,366 million decreased by $60 million (or 4.2%) from $1,426 million for the year ended December 31, 2008, as it incurred 551,000 (or 11.6%) access line losses and lower operating revenues of $287 million over that same year.

Basis of Presentation

Historically, financial statements have not been prepared for Verizon’s Separate Telephone Operations, as they were not operated as a distinct business separate from Verizon’s wireline business and do not constitute a separate legal entity. The accompanying combined special-purpose financial statements have been prepared to present the statements of selected assets, selected liabilities and parent funding, and statements of income, parent funding and cash flows of Verizon’s Separate Telephone Operations in contemplation of a proposed spin-off and business combination of Verizon’s Separate Telephone Operations. The accompanying combined special-purpose financial statements have been prepared in accordance with U.S. GAAP using specific information where available and allocations where data is not maintained on a state-specific basis within Verizon’s books and records. The allocations impacted substantially all of the income statement items, other than operating revenues, and balance sheet items with the exception of plant, property and equipment, accumulated depreciation and materials and supplies, which were maintained at the state level. Verizon management believes the allocations used to determine selected amounts in the financial statements are appropriate methods to reasonably reflect the related assets, liabilities, revenues and expenses of Verizon’s Separate Telephone Operations. The financial statements of Verizon’s Separate Telephone Operations reflect all adjustments that are necessary for a fair presentation of results of operations and financial condition for the years shown including normal recurring accruals and other items.

The combined special-purpose financial statements include the wireline-related businesses, Internet access and long distance services provided by Verizon’s Separate Telephone Operations to customers in the thirteen states in which it operates. All significant intercompany transactions have been eliminated.

Results of Operations

Year Ended December 31, 2009 Compared to the Year Ended December 31, 2008

	Year Ended December 31,
($ in millions)	2009	2008	% Change
Operating revenues	$4,065	$4,352	(6.6)
Operating expenses
Cost of services and sales (exclusive of items shown below)	1,380	1,435	(3.8)
Selling, general and administrative expense	1,362	1,114	22.3
Depreciation and amortization expense	781	759	2.9

Total operating expenses	3,523	3,308	6.5
Operating income	542	1,044	(48.1)
Other income, net	1	7	(85.7)
Interest expense	92	186	(50.5)
Income tax provision	159	313	(49.2)

Net income	$292	$552	(47.1)

Operating data (in thousands)
Switched access lines in service	4,215	4,766	(11.6)
Minutes of use (MOUs)	15,904,000	18,711,000	(15.0)
FiOS Internet subscribers	148	110	34.5
FiOS TV subscribers	111	69	60.9
High-Speed Internet subscribers	913	887	2.9

3

Operating Revenues

Operating revenues in 2009 of $4,065 million declined $287 million, or 6.6%, compared to 2008. This decrease was principally related to 11.6% fewer switched access lines in service as of December 31, 2009 compared to December 31, 2008, driven by continued competition and technology substitution, partially offset by revenue growth associated with FiOS Internet, FiOS TV and high-speed Internet subscriber additions of 34.5%, 60.9% and 2.9%, respectively. Fewer access lines resulted in lower local exchange service revenues and lower Universal Service Fund and end-user common line charge revenues. However, increases in Internet and video revenues resulting principally from increased FiOS and high-speed Internet subscribers totaled $66 million.

Operating Expenses

Cost of services and sales. Cost of services and sales in 2009 of $1,380 million declined $55 million, or 3.8%, compared to 2008. The decrease was primarily the result of lower MOUs, reduced repair and maintenance expenses and lower Universal Service Fund charges, driven by the decrease in access lines. Partially offsetting this decrease in cost of services and sales were higher costs associated with FiOS Internet, FiOS TV and high-speed Internet subscriber additions, as well as realignment charges of $26 million related to activities to enable Verizon’s Separate Telephone Operations to operate on a stand-alone basis in connection with the proposed business combination with Frontier.

Selling, general and administrative expense. Selling, general and administrative expense in 2009 of $1,362 million increased $248 million, or 22.3%, compared to 2008. Verizon’s Separate Telephone Operations recorded pension settlement losses, pension and other postretirement curtailment losses and severance charges of $397 million in 2009 compared to $107 million of similar charges in 2008. These increases were partially offset by lower operating taxes and lower salary and benefits costs associated with lower headcount and cost reduction initiatives.

Depreciation and amortization. Depreciation and amortization expense in 2009 of $781 million increased $22 million, or 2.9%, compared to 2008. The increase was primarily driven by growth in depreciable telephone plant and equipment from additional capital spending and the impact of asset life changes effective January 1, 2009.

Other Results

Other income, net. Other income, net includes interest income and other non-operating income and expense items. Other income, net in 2009 of $1 million decreased $6 million, or 85.7%, compared to 2008 as a result of lower income on short-term investments, driven by lower average short-term investment balances during 2009 compared to 2008.

Interest expense. Interest expense in 2009 of $92 million decreased $94 million, or 50.5%, compared to 2008. The decrease was primarily driven by lower average debt balances during 2009 compared to 2008. During the fourth quarter of 2008, $700 million of long-term debt with a weighted-average interest rate of 6.1% was repaid. In addition, the average interest rate on affiliate payables decreased from 3% in 2008 to 1% in 2009.

Income taxes. The effective income tax rate is the income tax provision stated as a percentage of income before the provision for income taxes. The effective income tax rate for Verizon’s Separate Telephone Operations during 2009 was 35.3% compared to 36.2% during 2008. The decrease was primarily due to an increase in percentage impact related to Medicare subsidy tax benefit.

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Year Ended December 31, 2008 Compared to the Year Ended December 31, 2007

	Year Ended December 31,
($ in millions)	2008	2007	% Change
Operating revenues	$4,352	$4,527	(3.9)
Operating expenses
Cost of services and sales (exclusive of items shown below)	1,435	1,523	(5.8)
Selling, general and administrative expense	1,114	1,049	6.2
Depreciation and amortization expense	759	796	(4.6)

Total operating expenses	3,308	3,368	(1.8)
Operating income	1,044	1,159	(9.9)
Other income, net	7	10	(30.0)
Interest expense	186	203	(8.4)
Income tax provision	313	363	(13.8)

Net income	$552	$603	(8.5)

Operating data (in thousands)
Switched access lines in service	4,766	5,307	(10.2)
Minutes of use (MOUs)	18,711,000	20,902,000	(10.5)
FiOS Internet subscribers	110	71	54.9
FiOS TV subscribers	69	26	165.4
High-Speed Internet subscribers	887	848	4.6

Operating Revenues

Operating revenues during 2008 of $4,352 million declined $175 million, or 3.9%, compared to 2007. This decrease was principally related to 10.2% fewer switched access lines in service as a result of continued competition and technology substitution, partially offset by revenue growth associated with FiOS Internet, FiOS TV and high-speed Internet subscriber additions of 54.9%, 165.4% and 4.6%, respectively. Fewer access lines resulted in lower local exchange service revenues and lower Universal Service Fund and end-user common line charge revenues. However, increases in Internet and video revenues resulting principally from increased FiOS and high-speed Internet subscribers totaled $92 million.

Operating Expenses

Cost of services and sales. Cost of services and sales in 2008 of $1,435 million declined $88 million, or 5.8%, compared to 2007. The decrease was primarily the result of lower MOUs, reduced repair and maintenance expenses and lower Universal Service Fund charges, driven by 10.2% fewer access lines, as well as productivity improvements. Partially offsetting this decrease in cost of services and sales were higher costs associated with FiOS Internet, FiOS TV and high-speed Internet subscriber additions.

Selling, general and administrative expense. Selling, general and administrative expense in 2008 of $1,114 million increased $65 million, or 6.2%, compared to 2007. Higher advertising, contractor and other costs associated with the growth of FiOS Internet, FiOS TV and the high-speed Internet business and lower gains on asset sales in 2008 as well as pension settlement losses of $98 million were partially offset by lower salary and benefits costs associated with lower allocated headcount and cost reduction initiatives.

Depreciation and amortization. Depreciation and amortization expense in 2008 of $759 million decreased $37 million, or 4.6%, compared to 2007 primarily driven by lower rates of depreciation, partially offset by growth in depreciable telephone plant and equipment from additional capital spending.

Other Results

Other income, net. Other income, net in 2008 of $7 million declined $3 million, or 30.0%, compared to 2007 as a result of lower income on short-term investments, driven by lower average short-term investment balances during 2008 compared to 2007.

Interest expense. Interest expense in 2008 of $186 million declined $17 million, or 8.4%, compared to 2007. The decrease was primarily driven by lower average debt balances during 2008 compared to 2007. During the fourth quarter of 2008, $700 million of long-term debt with a weighted-average interest rate of 6.1% was repaid. In addition, the average interest rate on affiliate payables decreased from 5.3% in 2007 to 3% in 2008. These decreases were partially offset by higher average affiliate payables in 2008 compared to 2007.

Income taxes. The effective income tax rate for Verizon’s Separate Telephone Operations during 2008 was 36.2% compared to 37.6% during 2007. The decline in the effective income tax rate was primarily due to a tax benefit recorded in 2008 related to interest on uncertain tax positions.

Off-Balance Sheet Arrangements

Verizon’s Separate Telephone Operations do not have any off-balance sheet arrangements.

Critical Accounting Policies

Verizon’s Separate Telephone Operations’ critical accounting policies are as follows:

•	accounting for income taxes; and

•	depreciation of plant, property and equipment.

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Accounting for Income Taxes. Verizon’s Separate Telephone Operations’ current and deferred income taxes, and any associated valuation allowances, are impacted by events and transactions arising in the normal course of business as well as in connection with the adoption of new accounting standards, changes in tax laws and rates, acquisitions and dispositions of business and non-recurring items. Assessment of the appropriate amount and classification of income taxes is dependent on several factors, including estimates of the timing and realization of deferred income tax assets and the timing and amount of income tax payments. Verizon’s Separate Telephone Operations account for tax benefits taken or expected to be taken in Verizon’s tax returns in accordance with the accounting standard relating to uncertainty in income taxes, which requires the use of a two-step approach for recognizing and measuring tax benefits taken or expected to be taken in a tax return. We review and adjust our liability for unrecognized tax benefits based on our best judgment given the facts, circumstances and information available at each reporting date. To the extent that the final outcome of these tax positions is different than the amounts recorded, such differences may impact income tax expense and actual tax payments. We recognized any interest and penalties accrued related to unrecognized tax benefits in income tax expense. Actual tax payments may materially differ from estimated liabilities as a result of changes in tax laws as well as unanticipated transactions impacting related income tax balances.

Depreciation of Plant, Property and Equipment. Verizon’s Separate Telephone Operations recognize depreciation on plant, property, and equipment principally on the composite group remaining life method and straight-line composite rates, which provides for the recognition of the cost of the remaining net investment in telephone plant, less anticipated net salvage value, over the remaining asset lives. An increase or decrease of 50 basis points to the composite rates would result in an increase or decrease of approximately $96 million to depreciation expense based on year-end plant balances at December 31, 2009.

All of Verizon’s Separate Telephone Operations’ significant accounting policies are described in Note 1 to the combined special-purpose financial statements of Verizon’s Separate Telephone Operations included elsewhere in this Current Report.

Transactions with Affiliates

Operating revenue reported by Verizon’s Separate Telephone Operations includes transactions with Verizon for the provision of local telephone services, network access, billing and collection services, interconnection agreements and the rental of facilities and equipment. These services were reimbursed by Verizon based on tariffed rates, market prices, negotiated contract terms that approximated market rates, or actual costs incurred by Verizon’s Separate Telephone Operations.

Verizon was reimbursed by Verizon’s Separate Telephone Operations for specific goods and services it provided to, or arranged for, Verizon’s Separate Telephone Operations based on tariffed rates, market prices or negotiated terms that approximated market rates. These goods and services included items such as communications and data processing services, office space, professional fees and insurance coverage.

Verizon was also reimbursed by Verizon’s Separate Telephone Operations for Verizon’s Separate Telephone Operations’ share of costs incurred by Verizon to provide services on a common basis to all of its subsidiaries. These costs included allocations for marketing, sales, accounting, finance, materials management, procurement, labor relations, legal, security, treasury, human resources, and tax and audit services. The allocations were based on actual costs incurred by Verizon and periodic studies that identified employees or groups of employees who were totally or partially dedicated to performing activities that benefited Verizon’s Separate Telephone Operations. These allocations were also based on the size of Verizon’s Separate Telephone Operations relative to other Verizon subsidiaries. Verizon management believes that these cost allocations are reasonable for the services provided and also believes that these cost allocations are consistent with the nature and approximate amount of the costs that Verizon’s Separate Telephone Operations would have incurred on a stand-alone basis; however, costs may be higher on a stand-alone basis depending on facts and circumstances.

Verizon’s Separate Telephone Operations also recognized an allocated portion of interest expense in connection with their contractual agreements with Verizon for the provision of short-term financing and cash management services. Verizon issues commercial paper and obtains bank loans to fund its working capital requirements, including those of Verizon’s Separate Telephone Operations, and invests funds in temporary investments.

The affiliate operating revenue and expense amounts included only Verizon’s Separate Telephone Operations local exchange business and related landline activities. Because operating expenses associated with Verizon’s Separate Telephone Operations’ long distance and Internet operations were determined predominantly through allocations, separate identification of the affiliate transactions was not available.

Liquidity and Capital Resources

Verizon’s Separate Telephone Operations use net cash generated from operations to fund capital expenditures and repay external and affiliate debt.

Cash Flows Provided By Operating Activities. Net cash provided by operating activities was $1,366 million, $1,426 million and $1,181 million for the years ended December 31, 2009, 2008 and 2007, respectively. Historically, Verizon’s Separate Telephone Operations’ principal source of funds was cash generated from operations.

In 2009, cash from operating activities decreased $60 million compared to 2008 primarily as a result of an increase in working capital requirements. The increase in working capital requirements was due to decreases in accounts payable and accrued liabilities and other current liabilities, partially offset by an increase in earnings.

In 2008, cash from operating activities increased $245 million compared to 2007 as a result of an increase in earnings and a decrease in working capital requirements. The decrease in working capital requirements was driven by an increase in accounts payable and accrued liabilities.

Cash Flows Used In Investing Activities. Net cash used in investing activities was $567 million, $578 million and $660 million for years ended December 31, 2009, 2008 and 2007, respectively. Capital expenditures were Verizon’s Separate Telephone Operations’ primary use of capital resources and facilitated the introduction of new products and services, enhanced responsiveness to competitive challenges and increased the operating efficiency and productivity of Verizon’s Separate Telephone Operations’ networks. Including capitalized software, Verizon’s Separate Telephone Operations invested $558 million, $730 million and $703 million during the years ended December 31, 2009, 2008 and 2007, respectively. The decrease in capital spending in 2009 compared to 2008 was primarily due to lower capital spending levels across Verizon’s wireline operations. The increase in capital spending in 2008 was primarily due to increased spending in high growth areas, including FiOS Internet, FiOS TV and high-speed Internet. In addition to the investment discussed above, Verizon’s Separate Telephone Operations invested $34 million during 2009 in capital expenditures to enable Verizon’s Separate Telephone Operations to operate on a stand-alone basis in connection with the proposed business combination with Frontier.

Verizon’s Separate Telephone Operations’ short-term investments principally include cash equivalents held in trust accounts for payment of employee benefits. In 2009, 2008 and 2007, Verizon’s Separate Telephone Operations invested $1 million, $13 million and $160 million, respectively, in short-term investments, to pre-fund active employees’ health and welfare benefits. In 2009 and 2008, Verizon’s Separate Telephone Operations significantly decreased its annual trust funding. Proceeds from the sales of all short-term investments, principally for the payment of employee benefits, were $1 million, $4 million and $28 million in 2009, 2008 and 2007, respectively.

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Cash Flows Used In Financing Activities. Net cash used in financing activities was $799 million, $848 million and $521 million for the years ended December 31, 2009, 2008 and 2007, respectively. The funding sources of Verizon’s Separate Telephone Operations are included in parent funding in the combined statements of selected assets, selected liabilities and parent funding of Verizon’s Separate Telephone Operations without regard to whether the funding represents intercompany debt or equity. Verizon’s Separate Telephone Operations participate in the centralized cash management services provided by Verizon. Verizon issued commercial paper and obtained bank loans to fund the working capital requirements of Verizon subsidiaries, including the companies that comprise Verizon’s Separate Telephone Operations, and invested funds in temporary investments on their behalf.

During the fourth quarter of 2008, Verizon North Inc.’s 5.65% debentures of $250 million, Verizon Northwest Inc.’s 5.55% debentures of $200 million and Verizon North Inc.’s 6.9% debentures of $250 million matured and were repaid.

Distribution Date Indebtedness

Prior to the distribution date, all intercompany loans from Verizon to the Spinco business will be settled. The $200 million in principal amount of 6.375% Debentures Series F, due February 15, 2010, originally issued by GTE North Incorporated (later renamed Verizon North Inc.), which was outstanding at December 31, 2009, matured and was repaid in February 2010. As a result, the parties anticipate that distribution date indebtedness will consist of the debentures described below. However, if the $175 million in principal amount of 6.30% Debentures, Series C, due June 1, 2010 issued by GTE Northwest Incorporated, referred to as the GTE Northwest debentures, matures prior to the closing date of the merger, the obligations under the GTE Northwest debentures will not be included in the distribution date indebtedness.

$50,000,000 8.40% Debentures due 2029

In October 1989, The Chesapeake and Potomac Telephone Company of West Virginia, a subsidiary of Verizon renamed Verizon West Virginia Inc. that will become a Spinco subsidiary, issued $50,000,000 in aggregate principal amount of 8.40% Debentures due October 15, 2029, referred to as the West Virginia debentures, in a private placement. The West Virginia debentures are the obligor’s senior, unsecured obligations that rank equally in right of payment with all of the obligor’s existing and future senior indebtedness and rank senior in right of payment to all of the obligor’s existing and future subordinated indebtedness. None of these debentures have been, or will be, guaranteed by Spinco or any of its subsidiaries.

GTE North Incorporated $200,000,000 6.73% Debentures, Series G, due 2028

In February 1998, GTE North Incorporated, a subsidiary of Verizon renamed Verizon North Inc. that will become a Spinco subsidiary, issued $200,000,000 in aggregate principal amount of 6.73% Debentures, Series G, due February 15, 2028, referred to as the GTE North debentures, in a transaction registered under the Securities Act. The GTE North debentures are the obligor’s senior, unsecured obligations that rank equally in right of payment with all of the obligor’s existing and future senior indebtedness and rank senior in right of payment to all of the obligor’s existing and future subordinated indebtedness. None of these debentures have been, or will be, guaranteed by Spinco or any of its subsidiaries.

GTE Northwest Incorporated $175,000,000 6.30% Debentures, Series C, due 2010

In June 1998, GTE Northwest Incorporated, a subsidiary of Verizon renamed Verizon Northwest Inc. that will become a Spinco subsidiary, issued $175,000,000 in aggregate principal amount of 6.30% Debentures, Series C, due June 1, 2010, in a transaction registered under the Securities Act. The GTE Northwest debentures are the obligor’s senior, unsecured obligations that rank equally in right of payment with all of the obligor’s existing and future senior indebtedness and rank senior in right of payment to all of the obligor’s existing and future subordinated indebtedness. None of these debentures have been, or will be, guaranteed by Spinco or any of its subsidiaries.

Summary of Contractual Obligations

The following table discloses aggregate information about Verizon’s Separate Telephone Operations’ contractual obligations as of December 31, 2009 and the periods in which payments are due:

	Payment Due by Period
	Total	Less Than 1 Year	1-3 Years	3-5 Years	More Than 5 Years
Contractual obligations:
Long-term debt, including current maturities	$625	$375	$—	$—	$250
Interest on long-term debt	333	24	35	35	239
Operating leases, excluding with affiliate companies	30	10	12	7	1

Total contractual obligations	$988	$409	$47	$42	$490

Note: Verizon management is not able to make a reliable estimate of when the balance of $58 million of unrecognized tax benefits and related interest and penalties that exist at December 31, 2009, will be settled with the respective taxing authorities until issues or examinations are further developed. Consequently, no amounts related to these tax benefits were included in the table above.

Recent Developments

On March 23, 2010, President Obama signed into law the Patient Protection and Affordable Care Act (the PPACA), which includes provisions that, when fully phased in, limit the federal income tax deduction an employer can claim for retiree health care costs for providing retiree prescription drug benefits that are equivalent to Medicare D coverage, and also imposes a 40% excise tax on coverage providers to the extent the value of employer-sponsored health plans exceeds certain prescribed dollar thresholds. Verizon is currently evaluating the impacts that the PPACA will have on Verizon’s Separate Telephone Operations’ financial position and results of operations, including its effective tax rate, which may be material.

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